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                                                                    EXHIBIT 10.1


LOAN AGREEMENT DATED JULY 12, 2001 BETWEEN VISUAL SERVICES, INC. AND BANK ONE, MICHIGAN.

THIS CREDIT AGREEMENT, dated as of July 12, 2001 (this "Agreement"), is by and between VISUAL SERVICES, INC., a Georgia corporation (the "Company"), and BANK ONE, MICHIGAN, a Michigan banking corporation (the "Bank").

INTRODUCTION

The Company has requested the Bank to provide a revolving credit facility in the aggregate principal amount of up to $25,000,000 to be used by the Company to finance Ford Motor Company Extended Service Plan contracts, and the Bank is willing to do so on the terms and conditions herein set forth.


TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

"Borrowing Base" shall mean, as of any date, an amount equal to 80% of the value of Eligible Receivables.

"Borrowing Base Certificate" for any date shall mean an appropriately completed report as of such date, in substantially the form of Exhibit A annexed hereto, certified as true and correct as of such date by the chief financial officer of the Company.

"Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

"Capital Lease" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

"Commitment" shall mean the commitment of the Bank to make Loans pursuant to
Section 2.1 in amounts not exceeding $25,000,000 in aggregate principal amount outstanding at any time, as such amount may be reduced from time to time pursuant to Section 2.2.

"Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

"Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement



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obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

"Current Asset" and "Current Liabilities" of any person shall mean, as of any date, all assets or liabilities, respectively, of such person which, in accordance with generally accepted accounting principles, should be classified as current assets or current liabilities, respectively, on a balance sheet of such person.

"Debt Service" of any person shall mean, for any period, the sum, without duplication, of (a) all required payments of interest paid or payable during such period by such person on Indebtedness of such person, plus (b) all required payments of principal or other sums paid or payable during such period by such person with respect to Indebtedness of such person. "Default" shall mean any of the events or conditions described in Section 6.1 which might become an Event of Default with notice or lapse of time or both.

"Dollars" and "$" shall mean the lawful money of the United States of America.

"EBITDA" of any person shall mean, for any period, the net income of such person for such period plus, to the extent deducted in determining such net income, interest expense (including but not limited to imputed interest on Capital Leases), tax expense, depreciation and amortization.

"Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

"Eligible Receivable" shall mean, as of any date, any ESP contract financed by the Company, with respect to which a security interest in all payments to which the Company is entitled under, and all other rights and interest of the Company in, have been granted to the Bank by the Company pursuant to the Security Agreement, and with each such contract to be valued at the amount equal to (a) so long as such contract has not been cancelled, the aggregate amount of all payments then owing by the customer thereunder, less all refunds, returns, discounts, claims, credits and other allowances of any nature at any time issued, owing, granted, outstanding or available to the customer or claimed by the customer, or (b) if such contract has been cancelled, the outstanding refund amount owing by Ford to the Company with respect to the cancellation of such contract, less all refunds, returns, discounts, claims, credits and other allowances of any nature at any time issued, owing, granted, outstanding or available to Ford or claimed by Ford; provided that no such contract shall be an "Eligible Receivable" if:

(i) such contract is not a bona fide existing, unconditional, valid, legal and enforceable obligation created in the ordinary course of business in accordance with the forms of agreements and documents provided to the Bank under Section 2.5(k);

(ii) with respect to any contract that has not been cancelled, any payment due under such contract is more than 90 days past due;

(iii) such contract or any payment to which the Company is entitled with respect thereto is subject to any dispute, contra-account, defense, offset or counterclaim or any Lien (except those in favor of the Company or in favor of the Bank under the Security Documents);


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(iv) the customer under such contract or Ford has denied or refused to honor any of such customer's or Ford's, as the case may be, payment or other obligations under such contract;

(v) such contract, or any payment to which the Company is entitled with respect thereto, has been classified by the Company as doubtful or has otherwise failed to meet established or customary standards of the Company;

(vi) any representation or warranty contained in Section 4.11 with respect to such contract is incorrect in any material respect at any time;

(vii) all or any portion of any payments to which the Company is entitled with respect thereto is payable by any person that is the subject of any proceeding seeking to adjudicate such person a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of such person or such person's debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for such person or for any substantial part of such person's property, or who is not generally paying their debts as they become due or has admitted in writing their inability to pay their debts generally or has made a general assignment for the benefit of creditors; or

(viii) such contract for any other reason is at any time reasonably deemed by the Bank to be ineligible.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, together with the Guarantor, the Company, or any Subsidiary of the Guarantor or the Company, would be treated as a single employer under Section 414 of the Code.

"ESP" shall mean the Ford Extended Service Plan.

"Eurodollar Business Day" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

"Eurodollar Interest Period" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the date one, two, three, six or twelve months thereafter, as the Company may elect under Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the date one, two, three, six or twelve months thereafter, as the Company may elect under Section 2.4 or 2.7, provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and


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(c) no Eurodollar Interest Period which would end after the Termination Date shall be permitted.

"Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

(a) one and one-half of one percent (1 and 1/2 of 1%) per annum , plus

(b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%).

"Eurodollar Rate Loan" shall mean any Loan which bears interest at the Eurodollar Rate.

"Event of Default" shall mean any of the events or conditions described in
Section 6.1.

"Floating Rate" shall mean the per annum rate equal to the remainder of (a) the Prime Rate in effect from time to time, less (b) three-quarters of one percent (3/4 of 1%); which Floating Rate shall change simultaneously with any change in such Prime Rate; provided that in no event shall the Floating Rate applicable to any Loan at any time be less than the Eurodollar Rate that would be applicable to such Loan at such time for a one-month Eurodollar Interest Period.

"Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

"Ford" shall mean the Ford Motor Company.

"Ford Agreements" shall have the meaning ascribed thereto in Section 2.5(k).

"generally accepted accounting principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

"Guaranty" shall mean any guaranty agreement from time to time entered into by the Guarantor for the benefit of the Bank pursuant to this Agreement, as amended or modified from time to time.

"Guarantor" shall mean VSI Holdings, Inc., a Georgia corporation, which owns 100% of the capital stock in the Company.

"Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for



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borrowed money, (b) all obligations of such person as lessee under any Capital
Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising and paid in the ordinary course of such person's business, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any Plan or of any ERISA Affiliate, (g) all Rate Management Obligations of such person, and (h) all Contingent Liabilities of such person relating to obligations of others similar in character to those described in clauses (a) through (g) of this definition.

"Interest Payment Date" shall mean (a) with respect to any Eurodollar Rate Loan, the last day of each Interest Period with respect to such Eurodollar Rate Loan and, in the case of any Interest Period exceeding one month, those days that occur during such Interest Period at intervals of one month after the first day of such Interest Period (determined in accordance with the proviso to the definition of the term Eurodollar Interest Period), and (b) in all other cases the last Business Day of each month occurring after the Effective Date, commencing with the first such Business Day occurring after the Effective Date.

"Interest Period" shall mean any Eurodollar Interest Period.

"Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

"Loan" shall mean any Revolving Credit Loan. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan or a Eurodollar Rate Loan, and such Loans are referred to herein as "types" of Loans.

"MNB" shall mean Michigan National Bank, and its successors and assigns.

"Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

"Note" shall mean the Revolving Credit Note.

"Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Eurodollar Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts (other than interest) payable by the Company or the Guarantor hereunder, under the Notes or under any of the Security Documents, a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.


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"PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall mean Liens permitted by Section 5.2(f) hereof. "Person" or "person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

"Plan" shall mean any pension plan subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate, or by any other person if the Company, any Subsidiary of the Company or any ERISA Affiliate could have liability with respect to such pension plan.

"Pledge Agreement" shall mean any pledge agreement from time to time entered into by the Company for the benefit of the Bank pursuant to this Agreement with respect to MNB account number 596314322-6, as amended or modified from time to time.

"Prime Rate" shall mean a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

"Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code. "Rate Management Transaction" shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Company, the Bank or Bank One Corporation, or any of its Subsidiaries or Affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Rate Management Obligations" of any person shall mean any and all obligations of such person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any Rate Management Transactions.

"Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

"Revolving Credit Loan" shall mean any borrowing under Section 2.4 evidenced by the



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Revolving Credit Note and made pursuant to Section 2.1.

"Revolving Credit Note" shall mean any promissory note of the Company evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit B, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

"Security Agreement" shall mean any security agreement from time to time entered into by the Company or the Guarantor for the benefit of the Bank pursuant to this Agreement, as amended or modified from time to time.

"Security Documents" shall mean, collectively, the Guaranty, the Security Agreements, the Pledge Agreement, and all other related agreements and documents, including financing statements, control agreements and similar documents, executed by the Company or the Guarantor pursuant to this Agreement or otherwise entered into by any person to secure the obligations of the Company under this Agreement.

"Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in right and priority of payment to the Loans and other Indebtedness of such person to the Bank in manner and by agreement satisfactory in form and substance to the Bank. "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

"Tangible Capital Funds" of any person shall mean the sum of Tangible Net Worth of such person plus Subordinated Debt of such person.

"Tangible Net Worth" of any person shall mean, as of any date, total assets of such person less intangible assets of such person, total liabilities of such person, and all sums owing to such person from stockholders, members, or partners, as the case may be, and from officers, managers, and directors. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

"Termination Date" shall mean the earlier to occur of (a) July 10, 2002 (as such date may be extended pursuant to Section 2.12), and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2. "Total Liabilities" of any person shall mean, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person and all Contingent Liabilities of such person.

"Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of



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the unfunded benefit liabilities determined in accordance with Section
4001(a)(18) of ERISA.

1.2 Other Definitions; Rules of Construction. As used herein, the terms "Bank", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the initial and introductory paragraphs of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

ARTICLE II

THE COMMITMENT AND THE LOANS

2.1 Commitment of the Bank. The Bank agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to
Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the lesser of (a) the amount of the Borrowing Base as of the date any such Loan is made and (b) the amount of the Commitment as of such date.

2.2 Termination and Reduction of Commitment. The Company shall have the right to terminate or reduce the Commitment at any time and from time to time, provided that (a) the Company shall give notice not less than three Business Days of such termination or reduction to the Bank specifying the amount and effective date thereof, (b) each partial reduction of the Commitment shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000, (c) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Loan pursuant to Section 2.4 is then pending, and (d) the Commitment may not be terminated if any Loans are then outstanding and may not be reduced below the principal amount of Loans then outstanding.

2.3 Fees. (a) The Company agrees to pay to the Bank a commitment fee on the daily average unused amount of the Commitment, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to one-quarter of one percent (1/4 of 1%) per annum. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the Effective Date and on the Termination Date.

(b) The Company further agrees to pay to the Bank a facility fee in the amount of $25,000. Such facility fee shall be payable on or prior to the Effective Date.

(c) The Company further agrees to pay to the Bank a fee immediately upon the aggregate outstanding principal amount of the Loans falling below $10,000,000 at any time that is after the



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initial Loan is made under this Agreement but prior to the first anniversary of the date of this Agreement, including without limitation upon any reduction or termination of the Commitment under Section 2.2. Such fee shall be in the amount of (i) $250,000 if the aggregate outstanding principal amount of the Loans falls below $10,000,000 on or before the date that occurs six months after the date of this Agreement or (ii) $125,000 if the aggregate outstanding principal amount of the Loans falls below $10,000,000 after the date that occurs six months after the date of this Agreement; provided that such fee shall not be payable if all or any portion of the revolving credit facility provided under this Agreement is then being replaced by a securitization completed by Banc One Capital Markets, Inc. The Company agrees that amounts payable pursuant to this Section 2.3(c) are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable as liquidated damages for the loss of bargain and payment of such amounts shall not in any way reduce, affect or impair any other obligations of the Company under this Agreement.

2.4 Disbursement of Loans . (a) The Company shall give the Bank notice of its request for each Loan in substantially the form of Exhibit C hereto not later than 1:00 p.m., Detroit time (i) three Eurodollar Business Days prior to the date such Loan is requested to be made if such Loan is to be made as a Eurodollar Rate Loan, and (ii) on the date such Loan is requested to be made in all other cases, which notice shall specify whether a Eurodollar Rate Loan or Floating Rate Loan is requested and, in the case of each requested Eurodollar Rate Loan, the Interest Period to be initially applicable to such Loan. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the Bank.

(b) All Revolving Credit Loans made under this Section 2.4 shall be evidenced by the Revolving Credit Note, and all such Loans shall be due and payable and bear interest as provided in Article III. The Bank is hereby authorized by the Company to record on the schedule attached to its Note, or in its books and records, the date, and amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of the Bank to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Revolving Credit Loans, all accrued interest thereon and other amounts (but only to the extent not erroneously recorded) payable with respect thereto in accordance with the terms of the Revolving Credit Note and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow Revolving Credit Loans under this Section 2.4, prepay Revolving Credit Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans under this Section 2.4.

2.5 Conditions for First Loan. The obligation of the Bank to make the first Loan hereunder is subject to receipt by the Bank of the following documents and completion of the following matters, in form and substance satisfactory to the
Bank:

(a) Charter Documents. Certificates of recent date of the appropriate authority or official of the Company's and the Guarantor's respective states of incorporation listing all charter documents of the Company and the Guarantor, respectively, on file in that office and certifying as to the good



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standing and corporate existence of the Company and the Guarantor, respectively, together with copies of such charter documents of the Company and the Guarantor, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company and the Guarantor, respectively;

(b) By-Laws and Corporate Authorizations. Copies of the by-laws of the Company and the Guarantor, respectively, together with all authorizing resolutions and evidence of other corporate action taken by the Company and the Guarantor to authorize the execution, delivery and performance by the Company and the Guarantor of this Agreement, the Revolving Credit Note and the Security Documents to which the Company and the Guarantor, respectively, is a party and the consummation by the Company and the Guarantor, respectively, of the transactions contemplated hereby and thereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and the Guarantor, respectively;

(c) Incumbency Certificates. Certificates of incumbency of the Company and the Guarantor, respectively, containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and the Guarantor, respectively, in connection with this Agreement, the Revolving Credit Notes and the Security Documents to which the Company and the Guarantor, respectively, is a party and the consummation by the Company and the Guarantor of the transactions contemplated hereby and thereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and the Guarantor, respectively;

(d) Note. The Revolving Credit Note duly executed on behalf of the Company;

(e) Security Documents. The Guaranty and a Security Agreement duly executed on behalf of the Guarantor and a Security Agreement and the Pledge Agreement duly executed on behalf of the Company, granting to the Bank the collateral and security intended to be provided pursuant to Section 2.11, together with a control agreement among the Bank, MNB and the Company duly executed on behalf of MNB and the Company, relating to the pledged account under the Pledge Agreement, and evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank thereunder, including financing statements in favor of the Bank identifying the Company and the Guarantor as the debtors, together with Uniform Commercial Code record searches in such offices as the Bank may request;

(f) Legal Opinions. The favorable written opinion of counsel for the Company and the Guarantor with respect to such matters as the Bank may reasonably request;

(g) Intercreditor Agreement. An intercreditor agreement, in form and substance satisfactory to the Bank, duly executed on behalf of the Company and MNB;

(h) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or the Guarantor in connection with the execution, delivery and performance of this Agreement, the Revolving Credit Note or the Security Documents or the transactions


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contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Revolving Credit Note or any of the Security Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Company and the Guarantor, respectively, or if none is required, a certificate of such officers to that effect;

(i) Fees. The facility fee described in Section 2.3(b);

(j) Subordination Agreements; Copies of Subordinated Notes. Subordination agreements, in form and substance satisfactory to the Bank, duly executed on behalf of all holders of Indebtedness required by the Bank to be Subordinated Debt or otherwise intended by the Company to be Subordinated Debt, including without limitation such subordination agreements of Steve Toth, Jr., Trustee, Terry Sparks, Margaret A. Toth, Trustee, Tom Marquis and Terry Davis, together with copies of the promissory notes evidencing the Subordinated Debt and displaying the legend required by the subordination agreements;

(k) Ford ESP Agreements. Copies of all agreements and documents between the Company and Ford relating to the ESP, or between the Company and Ford dealers relating to the ESP (all of such agreements and documents, collectively, the "Ford Agreements"), including without limitation the agreements under the proposal document dated June 30, 2000, titled "Ford Extended Service Plan Deferred-Payment Plan Administration", accepted by Ford and the Company as evidenced by the writing with that heading and the sub-headings "Duties/Responsibilities" and "Term" signed and dated on behalf of the Company on August 10, 2000 and on behalf of Ford on August 11, 2000, and under the document title "FINAL Direct Mail Program Ford Extended Service Plan-Alternative Payment Program Transaction Flow and Financial Rules" signed and dated on behalf of Ford and the Company on September 14, 2000, the document titled "FINAL Dealer Payment Program Ford Extended Service Plan-Alternative Payment Program Transaction Flow and Financial Rules" signed and accepted on behalf of the Company and Ford on September 14, 2000, and the document titled "FINAL Internet Payment Program Ford Extended Service Plan-Alternative Payment Program Transaction Flow and Financial Rules" signed and dated on behalf of the Company and Ford on September 28, 2000, along with the standard forms of all agreements, contracts, contract provisions and other documents between Ford or the Company and ESP customers, or provided to such customers by Ford or the Company, all of the foregoing certified as true and complete by a duly authorized officer of the Company;

(l) Trust Documents. Certified copies of the trust agreements and all amendments for all trusts that are holders of Subordinated Debt; and

(m) Miscellaneous. Such other documents, and completion of such other matters, as the Bank may reasonably request.

2.6 Further Conditions for Borrowing. The obligation of the Bank to make any Loan (including the first Loan), or any continuation or conversion under Section 2.7, is further subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained in Article IV hereof and in the Security Documents shall be true and correct in all material respects on and as of the date such Loan is made, or continued or converted, as the case may be (both before and after such Loan is made, or continued or converted, as the case may be), as if such representations and warranties were made on and as of such date;

(b) No Event of Default or Default shall exist or shall have occurred and be continuing on the date such Loan is made, or continued or converted, as the case may be (whether before or after such Loan is made, or continued or converted, as the case may be); and

(c) The Bank shall have received a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the month immediately preceding the date such Loan is requested to be made, or continued or converted, as the case may be, together with the supporting schedules and other information described in Section 5.1(d)(v).

The Company shall be deemed to have made a representation and warranty to the Bank at the time of the making of, and the continuation or conversion of, each Loan to the effects set forth in clauses (a) and (b) of this Section 2.6. For purposes of this Section 2.6, the representations and warranties contained in
Section 4.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

2.7 Subsequent Elections as to Loans. The Company may elect (a) to continue a Eurodollar Rate Loan, or a portion thereof, as a Eurodollar Rate Loan or (b) to convert a Eurodollar Rate Loan, or a portion thereof, to a Floating Rate Loan or
(c) to convert a Floating Rate Loan, or a portion thereof, to a Eurodollar Rate Loan, in each case by giving notice thereof to the Bank in substantially the form of Exhibit D hereto not later than 1:00 p.m. Detroit time three Eurodollar Business Days prior to the date any such continuation of or conversion to a Eurodollar Rate Loan is to be effective and not later than 1:00 p.m. Detroit time on the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Eurodollar Rate Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Eurodollar Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. If the Company shall not timely deliver such a notice with respect to any outstanding Eurodollar Rate Loan, the Company shall be deemed to have elected to convert such Eurodollar Rate Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect to such Loan.

2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Loan pursuant to Section 2.4, or a request for a continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan or a request for a conversion of a Floating Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.7, (a) deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to the Bank in the London interbank market, or (b) the applicable interest rate will not adequately and fairly reflect the cost to the Bank of making, funding or maintaining its related Eurodollar Rate Loan or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank (i) to make or fund the relevant Eurodollar Rate Loan or (ii) to continue such Eurodollar Rate Loan as a Eurodollar Rate Loan or (iii) to convert a Loan to such a Eurodollar Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurodollar Rate Loan pursuant to Section 2.4 or a continuation of or conversion to a Eurodollar Rate Loan pursuant to Section 2.4. In the event that such circumstances no longer exist, the Bank shall again consider requests for Eurodollar Rate Loans pursuant to Section 2.4, and requests for continuations of and conversions to Eurodollar Rate Loans pursuant to Section 2.7.

2.9 Minimum Amounts; Limitation on Number of Borrowings. Except for (a) Loans and conversions thereof which exhaust the entire remaining amount of the Commitment, (b) payments required pursuant to Section 3.1(c), and (c) payments required pursuant Section 3.7, each Eurodollar Rate Loan and each continuation of or conversion to a Eurodollar Rate Loan pursuant to Section 2.7 shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, and each Floating Rate Loan and each continuation of or conversion to a Floating Rate Loan pursuant to Section 2.7, and each prepayment thereof, shall be in a minimum amount of $100,000 and in an integral multiple of $10,000. The aggregate number of Eurodollar Rate Loans outstanding at any one time under this Agreement may not exceed five.

2.10 Borrowing Base Adjustments. The Company agrees that if at any time any ESP contract fails to constitute an Eligible Receivable for any reason, the Bank may, at any time and notwithstanding any prior classification of eligibility, classify such ESP contract as ineligible and exclude the same from the computation of the Borrowing Base without in any way impairing the Bank's security interest or other rights in and to the same under the Security Documents.

2.11 Security and Collateral. To secure the payment when due of the Revolving Credit Note and all other obligations of the Company under this Agreement to the Bank, the Company shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

(a) Security interests in all present and future personal property assets of the Company.

(b) The Guarantee of the Guarantor.

(c) Security interests in all present and future personal property assets of the Guarantor.

(d) All other security and collateral described in the Security Documents.

Any of the Company's other property in which the Bank has a security interest to secure payment or performance of any other Indebtedness to the Bank shall also secure payment of the Loans.

ARTICLE III

PAYMENTS AND PREPAYMENTS OF LOANS

3.1 Principal Payments and Prepayments. (a) Unless earlier payment is required under this Agreement, the Company shall pay to the Bank on the Termination Date the entire outstanding principal amount of the Loans.

(b) Subject to Section 2.9, the Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty, provided that
(i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Eurodollar Rate Loan is pending pursuant to Section 2.7, and (ii) unless earlier payment is required under this Agreement, any Eurodollar Rate Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan.

(c) If at any time the aggregate outstanding principal amount of the Loans shall exceed the then Borrowing Base, the Company shall forthwith pay to the Bank an amount not less than the amount of such excess for application to the outstanding principal amount of the Loans.

3.2 Interest Payments. The Company shall pay interest to the Bank on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

(a) During such periods that such Loan is a Floating Rate Loan, the Floating
Rate.

(b) During such periods that such Loan is a Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.

Notwithstanding the foregoing paragraphs (a) and (b), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

3.3 Payment Method. (a) All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to the Bank at the principal office of the Bank specified in Section 7.2 not later than 1:00 p.m. Detroit time on the date on which such payment shall become due. Payments received after 1:00 p.m. Detroit time shall be deemed to be payments made prior to 1:00 p.m. Detroit time on the next succeeding Business Day. The Company hereby authorizes the Bank to charge its account with the Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

(b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Bank those Loans or other obligations of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Bank may apply such payments as it may determine in its sole discretion to obligations of the Company to the Bank arising under this Agreement or otherwise.

3.4 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

3.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement (including but not limited to commitment fees) shall be made on the basis of a year of 365 or 366 days, as the case may be (or 360 days when determining the Eurodollar
Rate), for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

3.6 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall
(i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to this Agreement, the Commitment, the Revolving Credit Note or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making, funding or maintaining any Eurodollar Rate Loan or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable to the extent the Bank is not compensated therefor in the computation of the interest rate applicable to such Eurodollar Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

(b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

3.7 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Eurodollar Rate Loan under this Agreement, the Company shall, upon receipt of notice thereof from the Bank, repay in full the then outstanding principal amount of each Eurodollar Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Bank under Section 3.8, (a) on the last day of the then current Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

3.8 Indemnification. If the Company makes any payment of principal with respect to any Eurodollar Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.1(c), Section 3.7,
Section 6.2 or otherwise), or if the Company fails to borrow any Eurodollar Rate Loan after notice has been given to the Bank in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Eurodollar Rate Loan when due, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to the Bank under this Section 3.8 shall be made as though the Bank shall have actually funded or committed to fund the relevant Eurodollar Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period and through the transfer of such deposit to a domestic office of the Bank in the United States of America; provided, however, that the Bank may fund any Eurodollar Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Guarantor represents and warrants that:

4.1 Corporate Existence and Power. Each of the Company and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. Each of the Company and the Guarantor has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Revolving Credit Note and the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

4.2 Corporate Authority. The execution, delivery and performance by each of the Company and the Guarantor of this Agreement, the Revolving Credit Note and the Security Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or the Guarantor's charter or by-laws, or of any contract or undertaking to which the Company or the Guarantor is a party, or by which the Company or the Guarantor or their respective property may be bound or affected, and will not result in the imposition of any Lien except for Permitted Liens.

4.3 Binding Effect. This Agreement is, and the Revolving Credit Note and the Security Documents to which the Company or the Guarantor is a party when delivered hereunder will be, legal, valid and binding obligations of the Company or the Guarantor, respectively, enforceable against the Company or the Guarantor, as the case may be, in accordance with their respective terms.

4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of organization and ownership of each Subsidiary of the Guarantor, including without limitation all Subsidiaries of the Company.

4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or the Guarantor before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or the Guarantor or in any material adverse effect on the legality, validity or enforceability of this Agreement, the Revolving Credit Note or any Security Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

4.6 Financial Condition. The consolidated balance sheet of the Guarantor and its Subsidiaries and the consolidated statements of income, retained earnings and cash flow of the Guarantor and its Subsidiaries for the fiscal year ended September 30, 2000, and the interim consolidated balance sheet and interim consolidated statements of income, retained earnings and cash flow of the Guarantor, as of or for the six-month period ended on March 31, 2001, copies of which have been furnished to the Bank, fairly present, and the financial statements of the Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present, the consolidated financial position of the Guarantor and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Guarantor and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied

(subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Guarantor or the Company since September 30, 2000 other than changes publicly disclosed in the Guarantor's 10Q filing dated as of March 31, 2001. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

4.7 Use of Loans. The Company will use the proceeds of the Loans to finance ESP contracts. Neither the Guarantor nor the Company extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of the Loans, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and the Guarantor on a consolidated basis) that are subject to any provisions of this Agreement or any Security Document that may cause the Loans to be deemed secured, directly or indirectly, by margin stock.

4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Company pursuant to
Section 2.5(h), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or the Guarantor, is required on the part of the Company or the Guarantor in connection with the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Revolving Credit Note or any of the Security Documents.

4.9 Taxes. The Company and the Guarantor have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor the Guarantor knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or the Guarantor.

4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Guarantor, the Company or one or more of the Guarantor's other Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets (including, without limitation, the collateral subject to the Security Documents to which the Guarantor or the Company is a party), reflected in said balance sheet or subsequently acquired by the Guarantor, the Company or any such other Subsidiary. All of such properties and assets are free and clear of any Lien except for Permitted Liens.

4.11 ESP Contracts. (a) All ESP contracts included in Eligible Receivables comply in all respects with the requirements therefor set forth in the definition of the term "Eligible Receivables", the computation of the Borrowing Base set forth in each Borrowing Base Certificate is true and correct, and each ESP contract included in the Borrowing Base:

(i) Shall contain customary and enforceable provisions such that the rights and remedies of the Company shall be adequate for realization of the benefits of the assignment made by Ford to the Company with respect thereto;

(ii) Shall provide for monthly installment payments over a term not longer than 18 months, and shall, within five Business Days of becoming 60 days past due, be requested by the Company to be cancelled by Ford;

(iii) Shall have been executed in substantially the form furnished to the Bank under Section 2.5(k), and shall not have been amended or modified in any respect;

(iv) Shall be entered into by a customer approved in accordance with the standard practices of the Company as in place on the Effective Date; and

(v) Shall comply in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, consumer credit laws, insurance premium finance laws, contract liability insurance requirements and all related regulations.

(b) The Company has a good, valid and enforceable right to all payments due and rights to payments under each ESP contract included in the Borrowing Base free and clear of all Liens, no such ESP contract nor any payment thereunder or other interest therein has been sold, transferred, assigned or pledged by Ford or the Company to any person other than the Company or the Bank, and no such ESP contract has been originated in, or shall be subject to the laws of, any jurisdiction under which the Company's rights in such ESP contract or the Bank's security interest in such ESP contract pursuant to this Agreement and the Security Documents would be unlawful, void, voidable (other than pursuant to the customer's right to cancel the contract at any time) or subject to satisfaction of any unfulfilled condition or requirement.

(c) All filings and other actions, including filings under the Uniform Commercial Code, necessary in any jurisdiction to grant and perfect such security interest of the Bank, shall have been made.

4.12 ERISA. The Company, the Guarantor, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any Plan. None of the Company, the Guarantor or any of the ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, the Guarantor and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement, the Revolving Credit Note and the Security Documents do not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan.

4.13 Company Regulations. The Company has all material licenses, permits, approvals, consents, authorizations and insurance (collectively, "Authorizations") required by any governmental authority in order to engage in the business of financing extended service plans in any jurisdiction in which the Company does business. All such Authorizations are in full force and effect, the Company is in compliance with the terms and conditions thereof and with all laws, rules, regulations and orders of any such governmental authority applicable to it, and no revocation or termination of any such Authorization has occurred, is pending or, to the best of the Company's knowledge, is threatened.

ARTICLE V

COVENANTS

5.1 Affirmative Covenants. Each of the Company and the Guarantor covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Revolving Credit Note and the performance of all other obligations of the Company under this Agreement, unless the Bank shall otherwise consent in writing, each of them shall:

(a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law and the rights, licenses, permits, Authorizations, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

(b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority whether federal, state, local or foreign (including without limitation ERISA and the Code), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or the Guarantor, as the case may be.

(c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of the Company or the Guarantor, as the case may be, and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and, in addition to that insurance required under the Security Documents, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Bank for purposes of assuring compliance with this Section 5.1(c).

(d) Reporting Requirements. Furnish to the Bank the following:

(i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Event of Default or Default, (B) the commencement of any material litigation against, by or affecting the Company or the Guarantor, and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business, or (D) any development in the business or affairs of the Company or the Guarantor which has resulted in, or which is likely in the reasonable judgment of the Company to result in, a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or the Guarantor, a statement of the chief financial officer of the Guarantor setting forth details of each such Event of Default or Default and such litigation, material contract or undertaking or development and the action which the Company or the Guarantor, as the case may be, has taken and proposes to take with respect thereto;

(ii) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the balance sheet of the Company as of the end of such quarter, and the related statements of income, retained earnings and cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company, together with a certificate of such officer stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto;

(iii) As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor, together with a certificate of such officer stating that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b), (c) and (d) hereof is in conformity with the terms of this Agreement;

(iv) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the balance sheet of the Company as of the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Company for such fiscal year, with a customary audit report of independent certified public accountants selected by the

Company and acceptable to the Bank, without qualifications unacceptable to the Bank, together with (A) a certificate of the chief financial officer of the Company stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) a report by such public accountants of their audit of the Company's ESP contracts and the Company's methods and practices with respect to determining and calculating the Borrowing Base from time to time, together with such related information as any Bank may reasonably request;

(v) As soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for such fiscal year, with a customary audit report of independent certified public accountants selected by the Guarantor and acceptable to the Bank, without qualifications unacceptable to the Bank, together with a certificate of the chief financial officer of the Company stating that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b),
(c) and (d) hereof is in conformity with the terms of this Agreement;

(vi) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Guarantor or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof;

(vii) No later than ten Business Days after the end of each month, (A) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such month, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value and other information relating to the computation of the Borrowing Base and the eligibility of any ESP contracts included in such computation, certified as true and correct by the chief financial officer of the Company, and (B) a report on the ESP contract receivables of the Company, including aging information and such other information as the Bank may reasonably request;

(ix) Promptly and in any event within 10 days after receipt, a copy of any management letter or comparable analysis prepared by the auditors for the Guarantor or the Company; and

(x) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Guarantor or the Company as the Bank may from time to time reasonably request.

(e) Accounting, Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and the Guarantor, and to discuss the affairs, finances and accounts of the Company and the Guarantor with their respective directors, officers, employees and independent auditors, and by this provision the

Company and the Guarantor do hereby authorize such persons to discuss such affairs, finances and accounts with the Bank, and (ii) permit the Bank or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets, including without limitation all collateral subject to the Security Documents. The Company shall compensate the Bank for such audits performed (A) not more frequently than annually or (B) at any time any Event of Default has occurred and is continuing, in accordance with the Bank's schedule of fees as amended from time to time.

(f) Further Assurances. Promptly execute and deliver, upon request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Revolving Credit Note and the Security Documents.

(g) ESP Contract Payments Lockbox and MNB Account. Promptly and in good faith negotiate with the Bank to establish a lockbox under the control of the Bank into which all ESP contract payments that are made by mail are directed (and only such ESP contract payments), and, prior to establishment of such lockbox, direct MNB to deposit all such ESP contract payments that it receives into MNB account number 596314322-6, which shall at all times be subject to the Pledge Agreement and related control agreement among the Bank, MNB and the Company. (h) Additional Covenants. This covenant governs any instrument or agreement relating to or amending any terms or conditions applicable to any Indebtedness of the Company (each a "Debt Instrument"), whether such Debt Instrument is now existing or subsequently entered into by the Company. If any Debt Instrument contains any covenant, term (excluding pricing terms) or condition or default not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement (each a "More Favorable Provision"), such More Favorable Provision shall be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, (a) as of the date of this Agreement if such Debt Instrument is now existing, or (b) as of the effective date of the Debt Instrument if the Company subsequently enters into such Debt Instrument. No amendment, other modification, termination or expiration of any More Favorable Provision shall alter or otherwise affect such provision as incorporated herein, except that any modification which makes such provision become more favorable to the applicable lender shall be incorporated herein in addition to (and not in lieu of) the provisions which it replaces. Nothing in this Section 5.1(h) shall limit or otherwise affect the requirements of any other provision of this Agreement, the Note or any other Security Document.

5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Revolving Credit Note and the performance of all other obligations of the Company under this Agreement, each of the Company and the Guarantor agrees that, unless the Bank shall otherwise consent in writing neither of them shall:

(a) Tangible Capital Funds. Permit or suffer consolidated Tangible Capital Funds of the Guarantor and its Subsidiaries to be less than $25,000,000 at any time.

(b) Total Liabilities to Tangible Capital Funds. Permit or suffer the ratio of
(i) consolidated Total Liabilities of the Guarantor and its Subsidiaries less consolidated Subordinated Debt of the

Guarantor and its Subsidiaries to (ii) consolidated Tangible Capital Funds of the Guarantor and its Subsidiaries to be greater than 2.50 to 1.00 at any time.

(c) Debt Service Coverage Ratio. Permit or suffer the ratio of consolidated EBITDA of the Guarantor and its Subsidiaries to consolidated Debt Service of the Guarantor and its Subsidiaries to be less than 1.25 to 1.00 at any time; such ratio to be determined as of the end of each fiscal quarter of the Guarantor for the period of four fiscal quarters of the Guarantor then ended, with the first determination to be as of the end of the fiscal quarter of the Guarantor ending on or about June 30, 2001.

(d) Current Ratio. Permit or suffer the ratio of consolidated Current Assets of the Guarantor and its Subsidiaries to consolidated Current Liabilities of the Guarantor and its Subsidiaries to be less than 1.00 to 1.00 at any time. (e) Indebtedness. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

(i) The Loans and other Indebtedness to the Bank, including without limitation Rate Management Obligations;

(ii) Indebtedness which is secured by one or more Liens permitted by Section 5.2(f)(v) hereof; provided that for any fiscal year of the Guarantor, the aggregate principal amount of Indebtedness permitted under this clause (ii) incurred by the Company and the Guarantor during such fiscal year (including without limitation the principal component of obligations under Capital Leases) plus the aggregate principal amount of Indebtedness permitted under clause (iv) below incurred by the Company and the Guarantor during such fiscal year shall not exceed $300,000;

(iii) The Indebtedness described in Schedule 5.2(e) hereto, having the same terms as those existing on the date of this Agreement, but no extension or renewal thereof shall be permitted except as set forth on such Schedule; and

(iv) Other Indebtedness; provided that for any fiscal year of the Guarantor, the aggregate principal amount of Indebtedness permitted under this clause (iv) incurred by the Company and the Guarantor during such fiscal year plus the aggregate principal amount of Indebtedness permitted under clause (ii) above (including without limitation the principal component of obligations under Capital Leases) incurred by the Company and the Guarantor during such fiscal year shall not exceed $300,000; and

(v) Subordinated Debt.

(f) Liens. Create, incur or suffer to exist any Lien on any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, other than:

(i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which would not have a material adverse effect on the business or operations of the Company or the Guarantor and which constitute
(A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or the Guarantor is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or the Guarantor, as the case may be, or surety, customs or appeal bonds to which the Company or the Guarantor, as the case may be, is a party;

(iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or the Guarantor;

(iv) Liens created pursuant to the Security Documents and Liens expressly permitted by the Security Documents;

(v) Any Lien created to secure payment of a portion of the purchase price of any tangible fixed asset acquired by the Company or the Guarantor may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or the Guarantor for such fixed asset and the requirements of Section 5.2(e)(ii) above are met, provided that such Lien does not encumber any other asset at any time owned by the Company or the Guarantor, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time; and

(vi) Each Lien described in Schedule 5.2(f) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted except as set forth on such Schedule.

(g) Merger; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person; nor create any Subsidiaries; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person; provided that this Section 5.2(g) shall not prohibit the creation of a new bankruptcy remote Subsidiary of the Company in connection with doing an asset securitization of ESP contract payments, subject to the other terms and conditions of this Agreement.

(h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment and (ii) with the Bank's written consent which shall not be unreasonably withheld.

(i) [Reserved]

(j) Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock, other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company or the Guarantor, as the case may be.

(k) Investments, Loan and Advances. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any Contingent Liability; other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, (ii) commercial paper of any United States issuer having the highest rating then given by Moody's Investors Service, Inc., or Standard & Poor's Corporation, direct obligations of and obligations fully guaranteed by the United States of America, or certificates of deposit of any commercial bank which is a member of the Federal Reserve System and which has capital, surplus and undivided profit (as shown on its most recently published statement of condition) aggregating not less than $100,000,000, provided, however, that each of the foregoing investments has a maturity date not later than 270 days after the acquisition thereof by the Company or the Guarantor, as the case may be,
(iii) those investments, loans, advances and other transactions described in
Schedule 5.2(k) hereto, having the same terms as existing on the date of this Agreement, but no extension or renewal thereof shall be permitted except as set forth on such Schedule, and (iv) other investments, loans and advances in an aggregate amount not exceeding $300,000 at any time.

(l) Transactions with Affiliates. Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Company or the Guarantor, as the case may be, than those which could be obtained if such contract or undertaking were an arm's length transaction with a person other than an Affiliate.

(m) Inconsistent Agreements. Enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or the Guarantor of its obligations in connection therewith.

ARTICLE VI

DEFAULT

6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 7.1:

(a) Nonpayment. The Company shall fail to pay when due any principal of the Revolving Credit Note, or the Company shall fail to pay any interest on the Revolving Credit Note or any fees or any other amount payable hereunder and such failure to pay interest or fees or any other amount (other than principal) shall remain unremedied for three (3) Business Days;

(b) Misrepresentation. Any representation or warranty made by the Company or the Guarantor in Article IV hereof or in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Company or the Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(c) Certain Covenants. The Company or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Article V hereof and, in the case of any failure under Sections 5.1(a) through (f) and 5.2(f), such failure shall remain unremedied for 10 calendar days after the earlier of notice thereof given to the Company by the Bank or the date on which the Company knows or reasonably should have known of the existence thereof;

(d) Other Defaults. The Company or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any Security Document, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company by the Bank (or such longer or shorter period of time as may be specified in such Security Document);

(e) Other Indebtedness. The Company or the Guarantor shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, including without limitation any such Indebtedness to MNB; or if the Company or the Guarantor fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such other Indebtedness, or under which any such other Indebtedness was issued or created, or if any event of default shall occur under any such agreement, document or instrument, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company or the Guarantor;

(f) Judgments. One or more judgments or orders for the payment of money in an aggregate amount greater than $50,000 shall be rendered against the Company or the Guarantor, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company or the Guarantor which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or the Guarantor or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement, the Revolving Credit Note or any Security Document, and either (i) such judgment or order shall have remained unsatisfied and the Company or the Guarantor, as the case may be, shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order;

(g) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, the Guarantor or any ERISA Affiliate to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan and such Reportable Event is not corrected within thirty
(30) days after the occurrence thereof; or the filing by the Company, the Guarantor or any ERISA Affiliate of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, the Guarantor or any ERISA Affiliate shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, the Guarantor, any ERISA Affiliate, any Plan of the Company, the Guarantor or any of their ERISA Affiliates or any fiduciary of any Plan; or failure by the Company, the Guarantor or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, the Guarantor or any ERISA Affiliate to the PBGC or any Plan; or the withdrawal of the Company, the Guarantor or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Company, the Guarantor or any ERISA Affiliate becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Bank;

(h) Insolvency, Etc. The Company or the Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or the Guarantor, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or the Guarantor and is being contested by the Company or the Guarantor, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or the Guarantor shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection;

(i) Security Documents, Etc. Any event of default described in any Security Document shall have occurred and be continuing (after giving effect to any applicable grace period), or any material provision of any Security Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor shall deny that it has any or further liability or obligation thereunder, or any Security Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby, or the Bank in good faith deems itself insecure; or

(j) Control. The Guarantor shall cease to own directly or indirectly, free and clear of all Liens, 100% of the securities of the Company of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of the contingency), or any person other than the Guarantor shall possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract of otherwise; or

(k) Ford Agreements. All or any portion of the Ford Agreements shall be cancelled or terminated (which shall not be deemed to include any amendment, extension, renewal, restatement or other modification of any of the Ford Agreements in the ordinary course of the Company's businesss on terms no less favorable to the Company than the terms of the Ford Agreements as in effect on the Effective Date).

6.2 Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, the Bank may by notice to the Company (i) terminate the Commitment or (ii) declare the outstanding principal of, and accrued interest on, the Revolving Credit Note and all other amounts owing under this Agreement to be immediately due and payable, or both, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

(b) The Bank may, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement, the Revolving Credit Notes or any Security Document or under applicable law, in any manner deemed appropriate by the Bank, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement or in the Revolving Credit Note or any Security Document or in aid of the exercise of any power granted in this Agreement, the Revolving Credit Note or any Security Document.

(c) Upon the occurrence and during the continuance of any Event of Default, the Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Bank a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of the Bank under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

ARTICLE VII

MISCELLANEOUS

7.1 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Company and the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.2 Notices. (a) Except as otherwise provided in Section 7.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 41000 Woodward Avenue, Bloomfield Hills, Michigan 48304-2263, Attention: Kevin Movius Facsimile No. (248) 646-3233, and to the Bank at 235 Sheldon Road, Plymouth, Michigan 48170, Attention: Timothy D. Hanchett, Facsimile No. (734) 454-7730, or to such other address as may be designated by the Company or the Bank by notice to the other party hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or, unless sooner delivered, (i) if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or (ii) if sent by facsimile transmission, upon confirmation of receipt by telephone at the number specified for confirmation.

(b) Notices by the Company to the Bank with respect to a termination or any reduction of the Commitment pursuant to Section 2.2, requests for Loans pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to
Section 2.7, and notices of prepayment pursuant to Section 3.1, shall be irrevocable and binding on the Company.

(c) Any notice to be given by the Company to the Bank pursuant to Sections 2.4,
2.7 or 3.1 and any notice to be given by the Bank hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 7.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given. The Company shall indemnify and hold harmless the Bank from any and all losses, damages, liabilities and claims arising from its good faith reliance on any such telephone notice.

7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Agreement, the Note or any Security Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Note or any Security Document or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank and, unless contrary to the express provisions of this Agreement, the Note or any Security Document, irrespective of the occurrence or continuance of any Default or Event of Default.

7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representa-tions and warranties of the Company or the Guarantor made herein or in any Security Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company, or the Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on the Bank's behalf, and those covenants and agreements of the Company set forth in Section 3.6, 3.8 and 7.5 hereof shall survive the repayment in full of the Loans and the termination of the Commitments.

7.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Bank for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of this Agreement, the Note and the Security Documents and in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Note, the Security Documents (or the verification of filing, recording, perfection or priority thereof) or the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Note or any Security Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

(b) The Company hereby indemnifies and agrees to hold harmless the Bank, and its officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including reasonable attorneys fees and disbursements incurred in connection with any investigative, administrative or judicial proceeding whether or not such person shall be designated as a party thereto) which the Bank or any such person may incur or which may be claimed against any of them by reason of or in connection with entering into this Agreement or the transactions contemplated hereby; provided, however, that the Company shall not be required to indemnify the Bank or such other person to the extent, but only to the extent, that such claim, damage, loss, liability, cost or expense is attributable to the gross negligence or willful misconduct of the Bank.

7.6 Successors and Assigns. This Agree-ment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Bank, assign its rights or obligations hereunder or under the Note or any Security Document and the Bank shall not be obligated to make any Loan hereunder to any entity other than the Company. The Bank may provide, without any limitation whatsoever, any information or knowledge the Bank may have about the Company or the Guarantor or any matter relating to this Agreement and any related documents to Bank One Corporation, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this agreement or any related documents, and the Company and the Guarantor waive any right to privacy the either of them may have with respect to such matters. The Company agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in this Agreement, the Loans, the Commitment, the Note and the Security Documents to one or more purchasers whether or not related to the Bank.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Each of the Company, the Guarantor and the Bank further agree that any legal or equitable action or proceeding with respect to this Agreement, the Note or any Security Document or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and each of the Company, the Guarantor and the Bank hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and, in the case of the Company and the Guarantor, irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to the Company or the Guarantor, or by the mailing thereof by registered or certified mail, postage prepaid to the Company or the Guarantor at its address for notices pursuant to Section 7.2. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Company or the Guarantor or any property in the courts of any other jurisdiction. Each of the Company, the Guarantor and the Bank hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in the above described courts.

7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivi-sions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

7.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

7.11 Integration and Severability. This Agreement, the Note and the Security Documents embody the entire agreement and understanding the Company, the Guarantor and the Bank, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company or the Guarantor under this Agreement, the Note or any Security Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company and the

Guarantor shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Note or any Security Document in any other jurisdiction.

7.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

7.13 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Note or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Note or any Security Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been paid in full.

8.15 WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE BANK NOR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY SUCH PARTY.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on July 12, 2001, which shall be the Effective Date of this Agreement, notwithstanding the day and year first above written.

The Company:

VISUAL SERVICES, INC.

By:

Its:



The Guarantor:

VSI HOLDINGS, INC.*


By:

Its:


*Signing for the purposes of making to the Bank the representations and warranties under Article IV and agreeing to be bound in favor of the Bank by the covenants and agreements applicable to it under Articles V and VII, all as an inducement to the Bank to enter into this Agreement.

The Bank:

BANK ONE, MICHIGAN

By:

Its: